                                                                    EXHIBIT 99.6


                            TRIPLE CROWN MEDIA, INC.
                              546 EAST MAIN STREET
                            LEXINGTON, KENTUCKY 40508


October 17, 2005

Mr. J. Mack Robinson
Mr. Thomas J. Stultz
Mr. Gerald N. Agranoff
Mr. James W. Busby
Mr. Hilton H. Howell, Jr.
Mr. Monte C. Johnson


         Re: DIRECTORSHIP WITH TRIPLE CROWN MEDIA, INC.


         To induce you be named in the Registration Statement on Form S-1/Form S-4, as amended, of Triple Crown Media, Inc. (the "Company") as a person who is expected to become a director of the Company upon the consummation of the transactions contemplated therein, we hereby indemnify you, and agree promptly to advance expenses to you, for any liabilities you may incur by reason of such status, to the same extent that the Company would have indemnified you had you been directors of the Company for the period beginning on September 13, 2005 through to the date on which you become a director of the Company.


                                               Very truly yours,

                                               TRIPLE CROWN MEDIA, INC.



                                               By: /s/ James C. Ryan
                                                   ----------------------------
                                                   Name: James C. Ryan
                                                   Title: Chief Financial
                                                   Officer and Secretary